EXHIBIT 99.1

Turner Announces Completion of Acquisition Agreement with US-Based Asphalt Services and Supply Chain Company

(Current EBITDA Over $1,000,000 Per Year)

HOUSTON, Texas - 08/20/18- - NASDAQ Globalwire - Turner Valley Oil and Gas, Inc. (the “Company”) (OTC: TVOG), is pleased to announce that Turner has completed an acquisition agreement with a full service asphalt supply chain and services company located in Tennessee, United States of America. Highlights of the transaction include:

●	Initial acquisition projection of $1,800,558.00 in revenue and $1,305,398.00 EBITDA.
●	Acquisition to be paid for by the sale of Preferred Shares via Turner’s investment banker.
●	Initial dollar amount raised will be $2 million scaling up to a total of $25 million.
●	Further acquisitions currently under review are being vetted with those deals potentially yielding upwards of $90 million in revenue and $11 million in EBITDA.

ACQUISITION

Turner has structured the acquisition to include the purchase of all of the shares of the private company (“PrivCo”) to be owned as a wholly owned subsidiary. TVOG will audit the books of the PrivCo and complete a detailed business plan to support continuous operation and growth as a condition of closing. Final due diligence, site-visit and audit have been initiated but details such as the name of the business will remain confidential until such shares of PrivCo have been transferred.

The Company will use its Preferred Stock for a portion of the acquisition and will sell the balance of Preferred Stock according to the Private Placement Agreement to investors via its investment banking advisor. The transaction includes cash, equity back at closing and an earn-out to capture upside. This structure protects both insider and retail investors from dilution to Turner’s common stock structure as follows:

●	Paid at closing to owner's: $1,278,885.94.
●	Current management person (s) gets minimum $175,000.00 a year for 3 years.
●	Equity (rolled-in) contributed $782,991.39 or 30% of the purchase price.
●	Earn Out of 25% of EBITDA above $763,715.00 for 5 years or maximum $548,093.97 whichever is first.
●	Expansion capital of $500,000.00 is invested into business over time.

PRIVCO FINANCIALS

●	PrivCo has been in operation for 8 years and continues to show year over year growth.2015, 2016 and 2017 reflected gross revenue of $364,465.00, $402,682.00 and $1,332,521.00.
●	2015, 2016, and 2017 EBITDA of $113,914.00, $40,733.00 and $522,032.00.
●	2018 is on track to generate nearly $2,000,000.00 in gross revenue and over $1,000,000.00 in EBITDA.

STOCK PLACEMENT

The Company intends to advance with its plans for a preferred stock placement as previous described. It has met with its investment banking advisors and it is expected a plan and any revisions will be forthcoming. It is Turner’s intention to open up the offering to be able to support future capital placements in order to meet the ongoing capital needs for the acquisitions and investment of operating profitable businesses. The initial placement is estimated to be $2,000,000.00 with scalability to $25,000,000.00 as originally modeled.

NAME CHANGE

As previously indicated, the Company will focus on all segments of the bitumen and asphalt industry, including real assets, energy, infrastructure, and the supply chain. While it is likely the Company will change its name in the future to better reflect the expanded business plan, Turner has agreed to amend its previous name change plans and maintain its current name and ticker until further notice. As a result, Turner will complete the set up of PrimeStar Bitumen, Inc. as a subsidiary only to prepare for negotiations with previously indicated partners.

MANAGEMENT

Upon completion of the transfer of committed assets and capital, Turner expects to expand its Board of Directors by appointing several new members in addition to current board members and Turner CEO, Steve Helm. Furthermore, new management with significant asphalt and/or bitumen experience are expected to join the Board Of Directors. Included in this transition will be a new CEO, COO, administration, and investor relations appointments.

CEO Steve Helm stated, “While it has taken longer than we expected and there have been bumps along the road, we are proud to announce this initial acquisition. I am excited to work with our new asset and its management team and start to build the company here at Turner that we have envisioned since this infrastructure journey began well over a year ago”.

MERGERS & ACQUISITIONS

In prior announcements, the Company cleared a path for a series of acquisitions within the services and supply chain markets by utilizing a build & bolt-on model within the real assets, energy, infrastructure, bitumen, and asphalt segments. Turner management, while maintaining an open dialog to bitumen vessel transactions as originally proposed, has initiated advanced due diligence on up to 10 or more target acquisitions with potential gross revenue of $90,000,000.00 and EBITDA pre-consolidation of over $11,000,000.00. The steps already underway include vetting out each opportunity, working to integrate them into existing operations, and engage in final negotiations in order to complete these additional acquisitions. Management will provide more details issued in forthcoming press releases.

CLOSING CONDITIONS

Following this initial closing announcement, subsequent events will include Turner filing a Form 10 or S1 registration, which includes 10 K and 8 K filings with the SEC. This will meet all registered and fully reporting standards and a result, Turner will meet the qualifications needed for it to be an OTCQB, fully filing company. These are important steps that in addition to Tuner’s recent Nasdaq system registration, will aid in Turner’s plan to uplist to a higher exchange. In addition, closing conditions include transfer of assets, release of escrowed funds, appointment of a new Board of directors and management, and an updated corporate website.

About Turner Valley Oil and Gas, Inc.

Turner Valley Oil and Gas, Inc. (OTC:TVOG) is a business holding company with a historical focus on energy related holdings. The Company’s acquisition model is focused on finding and evaluating profitable small to mid-sized businesses as acquisition candidates where cash flow can be improved through its buy, build & bolt-on model within the real assets, energy, infrastructure, bitumen, and asphalt segments.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Please read full disclaimer located at: https://primestarbitumen.com/disclaimer/

Website: http://PrimeStarBitumen.com

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Contacts:

Steve Helm, CEO

Turner Valley Oil And Gas, Inc.

Address: 1600 West Loop South, Suite 1600, Houston, Texas 77027

Phone: 1-713-588-9453

Email: TurnerValleyOilandGas@gmail.com